PRESIDENTIAL REALTY	EXHIBIT 10.21
CORPORATION 180 South Broadway – White Plains, N.Y. 10605 – (914) 948-1300

September 16, 2005

Mr. Robert N. Rich
Mr. Lester Cohen
Ms. Lyla Dolgin
Mr. Stephen Silverstein
Mr. Arthur Cohen
Mr. Martin Cohen
Presidential Matmor

Dear Partners:

                The undersigned partners (the “Partners”) of Pdl, Inc. & Associates, Limited Copartnership (the “Partnership”) have discussed the advisability of making various repairs and capital improvements to the Home Mortgage Plaza property (the “Property”)as described on Exhibit A annexed hereto (the “Improvements”) at the estimated cost also set forth on said Exhibit A. Following our discussions about the situation, the Partners have authorized Pdl, Inc. (the “General Partner”) to cause the Improvements to be made on behalf of the Partnership.

                In order to provide (a) the funds necessary to make the Improvements, along with any other repairs and capital improvements that the General Partner determines are necessary or appropriate, and (b) additional funds that may become necessary to cover negative cash flow from the operations of the Property, the General Partner has agreed to lend the Partnership from time to time the aggregate amount of $1,000,000 (the “Loan”). The amount of the Loan may be increased at the discretion of the General Partner to $2,000,000. The Loan will accrue interest at the rate of 11% per annum from the time of each advance until repaid in full as provided below. Accrued interest and principal shall be repaid as and when there is cash flow from the operation of the Property available for such payment (as determined by the General Partner) and before any distributions are made to Partners. All repayments shall be applied first to any accrued and unpaid interest and then to principal. Notwithstanding anything else contained herein, all accrued and unpaid interest and unpaid principal shall be due and payable on May 11, 2008, or prior thereto upon any refinancing of the First Mortgage on the Property.

               Prior to making any advance of the Loan, the General Partner will utilize $400,000 of the funds currently set aside for payment of the costs of tenant work and leasing commissions (the “Self Escrowed Funds”). The Self Escrowed Funds, which are in addition to an escrow held by the holder of the First Mortgage, are currently in the amount of approximately $907,000. The General Partner, in its discretion, may use available cash flow from the Property either to repay any unpaid accrued interest and principal or to restore the amount of the Self Escrowed Funds to its existing balance.

                Notwithstanding anything else contained herein, the outstanding principal balance of the Loan, and any accrued and unpaid interest thereon, shall be repaid to the General Partner prior to any distributions of cash flow or in liquidation of the Partnership.

                Please sign a copy of this letter in the space provided below for your signature and return the executed copy to the undersigned in order to evidence your agreement to the above.

Very truly yours,

Pdl, Inc.

	By	/s/ Steven Baruch

Agreed to:		Steven Baruch

/s/ Robert N. Rich

Robert N. Rich		Lester Cohen

/s/ Lyla Dolgin		/s/ Stephen Silverstein

Lyla Dolgin		Stephen Silverstein

Martin Cohen Trust		Arthur Cohen Trust

By:	/s/ Martin Cohen	By:	/s/ Arthur Cohen

Presidential Matmor, Inc.

By:	/s/ Jeffrey F. Joseph

Exhibit A Proposed Building Upgrade Program HOME MORTAGE PLAZA 268 Ponce de León Avenue Hato Rey, Puerto Rico

INFRASTRUCTURE

Elevator Upgrade
Replacement of controllers and motor generators, machine room wiring, seismic sensors and system, electronic selector system, hoistway conduit wiring, traveling cables, limit switches, car stations (button pads) complying with ADA regs, hall buttons (also ADA compliant), digital indicators, door operators for 5 elevators
		$447,000

Backup Power
John Deere 1000 KvA 208/120 Volt Backup system and fuel tank	$163,545
John Deere 1000 KvA 480/277 Volt Backup system and fuel tank	$161,657
		$325,202

Roof
Drains Installed
		$7,250

Insulation of cold water piping – 2nd floor
Some cold water piping runs through a machine area on the P-2 level, generating considerable condensation. This piping should be insulated
		$3,250

A/C System – DEFERRED WORK

3rd Chiller - (SHOULD BE COMPLETED WITHIN 12 – 18 MONTHS)
When the original 3 chillers were replaced in the past, only 2 were replaced.
		$136,500

3rd Cooling Tower - (SHOULD BE COMPLETED WITHIN 12 – 18 MONTHS)
Currently the third cooling tower is inoperable, we are running on 2 towers. If one goes down, replacement would take months to accomplish while we would be unable to provide adequate cooling to the tenants. Replacement of cooling tower including installation with stainless steel components
		$91,770

15th Floor Air Handlers - (TO BE COMPLETED WHEN OCCUPIED BY NEW TENANT)
Currently two 25-ton air handlers (installed in 1987) provide cooling for the 15th (top) floor. These don’t provide for adequate flow to all areas of the floor. Trane and York reps both recommend two 40-ton units for proper cooling.
		$106,700

INFRASTRUCTURE TOTAL		$1,117,672

COSMETIC

Replace lobby floor and repaint ceiling
Remove existing tile in lobby and on Munoz Rivera patio and replace with stone we can polish
$65,500

Signage
We need some exterior building identification with lighting after review of building name and tenant directories on each floor need upgrading and standardizing
$32,000

Metal shades treated and painted
Metal trim on north and south sides of building is dulled and needs refurbishment
$22,968

Repair or replace Ocasio Street façade
Repairs needed where pigeons have eaten away material and nested.
$8,520

Lighting
Some interior lighting fixtures in lobby area may be part of re-design
$7,500

Interior Garden Display
Professionally redo interior garden
$600

COSMETIC TOTAL	$137,088

PROJECT TOTAL	$1,254,760

PROJECT TOTAL LESS DEFERRED HVAC WORK	$919,790

NOTE 1: it may develop that a capital investment in power saving devices and equipment would net a long-
term gain for the operation of the building. Although this is not part of this program to increase the rentability of the building, it is mentioned here for informational purposes because of our concern with the increasing energy costs of the property.

NOTE 2: Some discussion needs to take place around the issue of naming the building. Suggestions such as
Plaza 268 or Tower 268 have been offered, and it remains to be seen whether a large tenant would want naming rights.